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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

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                                      FORM 8-K

                                   CURRENT REPORT


                          Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934


                               SBS TECHNOLOGIES, INC.

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        Date of Report (Date of earliest event reported):  December 9, 1998




        New Mexico                   1-10981                   85-0359415
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(State of Incorporation)      (Commission File No.)    (IRS Employer I.D. No.)



    2400 Louisiana Blvd, NE  AFC Bldg 5-600    Albuquerque, New Mexico   87110
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     (Address of principal executive offices)                         (Zip code)




     Registrant's telephone number, including area code:    (505) 875-0600
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ITEM 2. ACQUISITION OF ASSETS

     On December 9, 1998, SBS Technologies, Inc. ("SBS") acquired, through its wholly-owned subsidiary, SBS Holdings GmbH, the remaining minority interests in OR Industrial Computers GmbH, ("OR"), and OR's related company, ORTEC Electronic Assembly GmbH, ("ORTEC"), representing 49.9% and 49.8% of the total outstanding interests, respectively. As a result, both companies are now wholly-owned by SBS. The acquisition was made pursuant to exclusive option agreements entered into on July 1, 1998 in connection with SBS' acquisition of majority interests in the two companies. On December 9, 1998, the parties amended the option agreements to permit exercise of the options in the period from December 1, 1998 to December 31, 1998, and SBS exercised both options. The purchase price of DM 17.2 million (approximately $10.4 million) was not amended, and is payable, DM 16.2 million in cash on February 28, 1999, and DM 1.0 million in cash, or if elected by the vendor, shares of SBS common stock (valued as of the closing price on February 26, 1999), on March 15, 1999. Payment will be made either from SBS cash reserves or from SBS' revolving line of credit with NationsBank, N.A. The purchase price bears interest of 4% per year from December 31, 1998 to the date due, and 8% per year if not paid on the due dates. If the purchase price is not paid by March 20, 1999, the vendors have the right to reacquire the two companies and SBS' previously acquired 100% interest in their related company, OR
Computers, Inc., based in Fairfax, Virginia.

     OR, which is based in Augsburg, Germany, designs, manufactures and markets CPU boards based on Intel computer architecture available in the VME, CompactPCI, and PCCompact form factors, as well as VME CPU boards based on the Motorola 680x0 series processors and a series of computer input/output boards. ORTEC, which is based in Mindelheim, Germany, manufactures OR's commercial products and electronic products for other customers.

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                                      SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                        SBS TECHNOLOGIES, INC.




Date:  December 18, 1998                By: /s/ J.E. Dixon
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                                        James E. Dixon, Jr., Vice President
                                        Finance & Administration